UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2007

Global Pari-Mutual Serivces, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32509	88-0396452
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2533 North Carson Street
Carson City, Nevada	89706
(Address of Principal Executive Offices	(Zip Code)

Registrant’s Telephone Number, Including Area Code:
(415)  302-8621

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01, 7.01, and 8.01 Entry into a Material Definitive Agreement, Regulation FD Disclosure, Other Events

On January 8, 2007, the Royal Turf Club, Inc., a Nevada corporation (herein “RTCN”) a wholly owned subsidiary of Global Pari-Mutuel Services, Inc. and the Royal Turf Club of Antigua, Inc. a coporation organized under the laws and regulations of Antigua (herein “RTC”) and a wholly owned subsidiary of RTCN completed an Agreement effective December 31, 2006 with Global Financial Solutions Holdings, Ltd. a corporation organized under the laws and regulations of the Turks and Caicos Islands (herein “GFS”) for the Transfer of Stock of the Royal Turf Club of Antigua, Inc. and the Development, Implementation and Operation of a Horse and Dog Racing Hub in Antigua.

Under the terms of the agreement, (a) RTC will issue to GFS such number of shares of its common stock such that after the issuance thereof, GFS will own fifty percent (50%) of RTC’s outstanding common stock (the “RTC Shares”), (b) payments made by GFS for the purpose of developing, constructing, implementing and operating a central system horse and dog racing hub, hereinafter referred to as the “Hub Operation,” will be acknowledged and it will agree to continue such funding on the basis described herein, (c) RTCN will agree to manage the business of RTC, and (d) RTCN and GFS, as the sole Shareholders of RTC, will make certain agreements regarding the operations and their ownership of RTC.

For consideration of receiving the RTC Shares, GFS has as of the date of this Agreement provided an amount of the funds necessary for all expenses related to the initial development, construction and implementation of the Hub Operation (hereinafter “Hub Implementation Expenses”) aggregating approximately US $400,000, and (ii) will agree to continue to pay Hub Implementation Expenses on the basis provided herein, said obligation continuing until the Hub Operation is profitable. The Hub Implementation Expenses shall include, but are not limited to:

a)	Costs of the software, hardware, and all equipment necessary for the implementation and proper operation of the Hub Operation.
b)	Costs of training employees, management, owners, and contractors on the proper operation of the Hub Operation.
c)	Cost of the licensing rights to the software program for the Hub Operation.
d)	Operational costs directly related to the running of the Hub Operation.

The Hub Implementation Expenses shall be paid by GFS as part of its consideration for receiving the RTC Shares. Hub Implementation Expenses shall be subject to the reasonable, prior (if it is reasonably possible for RTCN to provide prior notice of pending Hub Implementation Expenses), approval of GFS, and GFS shall not be under any obligation to bear or pay for any Hub Implementation Expenses that it does not approve. RTCN has provided GFS with a monthly budget of Hub Implementation Expenses. Any modifications or changes to this monthly budget shall be submitted to GFS in advance each month on or before the 20th day of the immediately preceding month, and failure of GFS to receive any such revised budget in a timely fashion or failure of RTCN to adhere to any such budget shall be, without limitation, reasonable basis for GFS not approving Hub Implementation Expenses.

Once the Hub Operation has been launched and is considered operational and profitable, all expenses necessary and related to the ongoing operation and management of the Hub Operation (“Hub Operational Expenses”) shall be paid out of the funds generated by the operation of the Hub Operation prior to any distribution of profits.

The Hub Operational Expenses shall include all costs of operating and managing the Hub Operation.

If the Hub Operation does not immediately generate sufficient funds to pay for the ongoing Hub Operational Expenses, GFS shall pay the expenses on the same basis and upon the same conditions as Hub Implementation Expenses until such time as the Hub Operation is profitable without reimbursement or setoff, or until April 30 2007, whichever occurs first. Thereafter, any contributions needed for Hub Operational Expenses shall be paid by the Shareholders equally. If either Shareholder fails to make all or a part of any required contribution, at the option of the other Shareholder either (i) such other Shareholder shall make said payment or (ii) the Shareholder failing to make the contribution shall forfeit such portion of its stockholding in RTC as is proportionate to the amount of the failure and a figure equal to an overall capitalization of RTC of twice the aggregate amount paid by GFS for the RTC Shares (excluding amounts paid by it under this sentence).

The Hub Operational Expenses paid by GFS as part of this Section shall be further consideration for receiving the RTC Shares. From the gross income of the Hub Operation, the Manager shall (i) first pay the expenses of the ongoing Hub Operation, (ii) then reimburse a Shareholder for any advances or payments made after April 30, 2007, and (iii) then distribute equally to the Shareholders the profits of the Hub Operation as they accrue for the term of this Agreement.

The term “profits” shall be defined as any amounts generated by the Hub Operation after payment of all Hub Operational Expenses, and as generally defined and commonly used in practice and custom.

Item 7.01, and 8.01 Regulation FD Disclosure, Other Events

On December 21, 2007, a Unanimous Written Consent of Shareholders was completed wherein, the majority of the shareholders of Global Pari-Mutuel Services, Inc. (the “Company”), agreed to modify the employee stock option plan by increasing the number of options available for the purchase of common shares of the Company by 1,000,000 from 750,000 to 1,750,000.

Upon the amendment there are 1,049,550 options to purchase common s hares of the Company that have not been granted and 550,000 options that have been granted but not exercised, of these granted options 250,000 options to purchase common shares of the Company are presently exercisable.

EXHIBITS

Exhibit Number

99

Agreement for the Transfer of Stock and the Development and Operation of a Horse and Dog Racing Hub in Antigua between the Royal Turf Club, Inc, the Royal Turf Club of Antigua, Inc. and Global Financial Solutions Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Pari-mutuel Services, Inc.

Dated: January 8, 2007

By /s/ James A. Egide James A. Egide Chief Executive Officer